Exhibit 15.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Signet Group plc:

We have audited the accompanying consolidated balance sheets of Signet Group plc and subsidiaries as of February 2, 2008 and February 3, 2007, and the related consolidated income statements, consolidated statements of recognised income and expense and consolidated statements of cash flows for the 52 weeks ended February 2, 2008, the 53 weeks ended February 3, 2007 and the 52 weeks ended January 28, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signet Group plc and subsidiaries as of February 2, 2008 and February 3, 2007, and the results of their operations and their cash flows for the 52 weeks ended February 2, 2008, the 53 weeks ended February 3, 2007 and the 52 weeks ended January 28, 2006, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and IFRS as adopted by the European Union.

IFRS vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the note 30 to the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Signet Group plc’s internal control over financial reporting as of February 2, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 9, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG Audit Plc

London, United Kingdom
April 9, 2008